The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 10, 2018

Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated April , 2018 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments

$
Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due April 14, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF, which we refer to as the Funds, on that Review Date is at or above its Call Level or, (2) with respect to the final Review Date, the Final Share Price of each Fund is at or above its Call Level. If the notes are not automatically called and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than 30%, investors will lose more than 30% of their principal amount at maturity and may lose all of their principal amount at maturity.

•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.

•	The earliest date on which an automatic call may be initiated is April 26, 2019†.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	The notes are not linked to a basket composed of the Funds. The payment upon automatic call or at maturity is linked to the performance of each of the Funds individually, as described below.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Funds:	The Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF) and the SPDR® S&P® Regional Banking ETF (Bloomberg ticker: KRE) (each, a “Fund,” and collectively, the “Funds”)
Automatic Call:	If (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund on that Review Date is greater than or equal to its Call Level or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Call Level, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	For each Fund, 100% of the Initial Share Price of that Fund
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

•   at least 13.50%* × $1,000 if automatically called on the first Review Date

•   at least 27.00%* × $1,000 if automatically called on the second Review Date

•   at least 40.50%* × $1,000 if automatically called on the final Review Date

*The actual call premiums applicable to the first and final Review Dates will be provided in the pricing supplement, and will not be less than 13.50%, 27.00% and 40.50%, respectively.

Payment at Maturity:

If the notes are not automatically called and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by up to 30%, you will receive the principal amount of your notes at maturity.

If the notes are not automatically called and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than 30%, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the notes are not automatically called and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than 30%, you will lose more than 30% of your principal amount at maturity and may lose all of your principal amount at maturity.

Contingent Buffer Amount:	30%
Pricing Date:	On or about April 10, 2018
Original Issue Date:	On or about April 13, 2018 (Settlement Date)
Review Dates†:	April 26, 2019, April 13, 2020 and April 9, 2021 (final Review Date)
Ending Averaging Dates†:	April 5, 2021, April 6, 2021, April 7, 2021, April 8, 2021 and the final Review Date
Call Settlement Dates†:	May 2, 2019, April 16, 2020 and the Maturity Date
Maturity Date†:	April 14, 2021
CUSIP:	48129MMK9
Other Key Terms:	See “Additional Key Terms” in this pricing supplement

†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $965.60 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	With respect to each Fund, the closing price of one share of that Fund on the Pricing Date
Final Share Price:	With respect to each Fund, the arithmetic average of the closing prices of one share of that Fund on the Ending Averaging Dates
Lesser Performing Fund:	The Fund with the Lesser Performing Fund Return
Lesser Performing Fund Return:	The lower of the Fund Returns of the Funds
Share Adjustment Factor:	With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

JPMorgan Structured Investments —	PS- 1

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Lesser Performing Fund?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Funds as shown under the columns “Appreciation/Depreciation of Lesser Performing Fund at Review Date” and “Lesser Performing Fund Return.”  The table and examples below assume that the Lesser Performing Fund is the SPDR® S&P® Regional Banking ETF and that the closing price of one share of the Financial Select Sector SPDR® Fund on each Review Date is greater than its Call Level.  We make no representation or warranty as to which of the Funds will be the Lesser Performing Fund for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Initial Share Price of $60, a hypothetical Call Level of $60 (equal to 100% of the hypothetical Initial Share Price) and reflects the Contingent Buffer Amount of 30%.  The table and examples also assume that the call premiums used to calculate the call premium amount applicable to the first, second and final Review Dates are 13.50%, 27.00% and 40.50%, respectively, regardless of any appreciation of the Lesser Performing Fund, which may be significant.  The actual call premiums will be provided in the pricing supplement and will not be less than 13.50%, 27.00% and 40.50%, respectively.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing price of one share of each Fund must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date				Final Review Date
Closing Price of One Share of the Lesser Performing Fund at Review Date	Appreciation/Depreciation of Lesser Performing Fund at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Final Share Price (1)	Lesser Performing Fund Return	Total Return at Maturity
$108.0000	80.00%	13.50%	27.00%	$108.0000	80.00%	40.50%
$102.0000	70.00%	13.50%	27.00%	$102.0000	70.00%	40.50%
$96.0000	60.00%	13.50%	27.00%	$96.0000	60.00%	40.50%
$90.0000	50.00%	13.50%	27.00%	$90.0000	50.00%	40.50%
$84.0000	40.00%	13.50%	27.00%	$84.0000	40.00%	40.50%
$78.0000	30.00%	13.50%	27.00%	$78.0000	30.00%	40.50%
$72.0000	20.00%	13.50%	27.00%	$72.0000	20.00%	40.50%
$66.0000	10.00%	13.50%	27.00%	$66.0000	10.00%	40.50%
$60.0000	0.00%	13.50%	27.00%	$60.0000	0.00%	40.50%
$57.0000	-5.00%	N/A	N/A	$57.0000	-5.00%	0.00%
$54.0000	-10.00%	N/A	N/A	$54.0000	-10.00%	0.00%
$48.0000	-20.00%	N/A	N/A	$48.0000	-20.00%	0.00%
$42.0000	-30.00%	N/A	N/A	$42.0000	-30.00%	0.00%
$41.9940	-30.01%	N/A	N/A	$41.9940	-30.01%	-30.01%
$36.0000	-40.00%	N/A	N/A	$36.0000	-40.00%	-40.00%
$30.0000	-50.00%	N/A	N/A	$30.0000	-50.00%	-50.00%
$24.0000	-60.00%	N/A	N/A	$24.0000	-60.00%	-60.00%
$18.0000	-70.00%	N/A	N/A	$18.0000	-70.00%	-70.00%
$12.0000	-80.00%	N/A	N/A	$12.0000	-80.00%	-80.00%
$6.0000	-90.00%	N/A	N/A	$6.0000	-90.00%	-90.00%
$0.0000	-100.00%	N/A	N/A	$0.0000	-100.00%	-100.00%

(1)	The Final Share Price of the Lesser Performing Fund is equal to the arithmetic average of the closing prices of one share of the Lesser Performing Fund on the Ending Averaging Dates.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Lesser Performing Fund increases from its Initial Share Price of $60 to a closing price of $66 on the first Review Date. Because the closing price of one share of the Lesser Performing Fund on the first Review Date of $66 is greater than its Call Level of $60, the notes are automatically called, and the investor receives a single payment of $1,135.00 per $1,000 principal amount note on the first Call Settlement Date. No further payments will be made on the notes.

JPMorgan Structured Investments —	PS- 2

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

Example 2: The price of one share of the Lesser Performing Fund decreases from its Initial Share Price of $60 to closing prices of $57 and $54 on the first and second Review Dates, respectively, and increases from the Initial Share of $60 to a Final Share Price of $66. Because the closing price of one share of the Lesser Performing Fund on each of the first two Review Dates ($57 and $54, respectively) is less than its Call Level of $60, the notes are not automatically called on these Review Dates. However, because the Final Share Price of the Lesser Performing Fund of $66 is greater than its Call Level of $60, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,405 per $1,000 principal amount note.

Example 3: The price of one share of the Lesser Performing Fund decreases from its Initial Share Price of $60 to closing prices of $36 and $30 on the first and second Review Dates, respectively, and to a Final Share Price of $42. Because (a) the closing price of one share of the Lesser Performing Fund on each of the first two Review Dates ($36 and $30, respectively) is less than its Call Level of $60 and (b) the Final Share Price of $42 is less than its Initial Share Price by up to the Contingent Buffer Amount of 30%, the notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 4: The price of one share of the Lesser Performing Fund decreases from its Initial Share Price of $60 to closing prices of $42 and $48 on the first and second Review Dates, respectively, and to a Final Share Price of $24. Because (a) the closing price of one share of the Lesser Performing Fund on each of the first two Review Dates ($42 and $48, respectively) is less than its Call Level of $60, (b) the Final Share Price of the Lesser Performing Fund of $24 is less than its Initial Share Price by more than the Contingent Buffer Amount of 30%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund on that Review Date is greater than or equal to its Call Level or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Call Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) at least 13.50%* × $1,000 if automatically called on the first Review Date; (ii) at least 27.00%* × $1,000 if automatically called on the second Review Date; or (iii) at least 40.50%* × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing supplement and will not be less than 13.50%, 27.00% and 40.50%, respectively.

•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately three years, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund on that Review Date is at or above its Call Level or, (2) with respect to the final Review Date, the Final Share Price of each Fund is at or above its Call Level, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by up to the Contingent Buffer Amount of 30%, you will be entitled to the full repayment of your principal at maturity. If the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than 30%, for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 30% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	EXPOSURE TO EACH OF THE FUNDS — The return on the notes is linked to the Lesser Performing Fund, which will be either the Financial Select Sector SPDR® Fund or the SPDR® S&P® Regional Banking ETF.

The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the Financial Select Sector SPDR® Fund. The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® financial sector of the S&P 500® Index, which currently includes companies in the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; mortgage real estate investment trusts (“REITs”); and insurance. Prior to September 19, 2016, the Financial Select Sector Index also included companies in the following industries: equity REITs and real estate management and development. For additional information about the Financial Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement, as supplemented by the following paragraph.

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the regional banking segment of the U.S. banking industry, which we refer to as the Underlying Index with respect to the SPDR® S&P® Regional Banking ETF.  The Underlying Index with respect to the SPDR® S&P® Regional Banking ETF is currently the S&P® Regional Banks Select IndustryTM Index.  The S&P® Regional Banks Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index.  For additional information about the SPDR® S&P® Regional Banking ETF, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as

JPMorgan Structured Investments —	PS- 4

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 5

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Funds or any of the equity securities held by the Funds. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Lesser Performing Fund and will depend on whether, and the extent to which, the Fund Return of the Lesser Performing Fund is positive or negative. If the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than the Contingent Buffer Amount of 30%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. In this case, for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 30% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the Financial Select Sector SPDR® Fund and its Underlying Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the price of the Financial Select Sector SPDR® Fund or its Underlying Index.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any appreciation of either or both Funds, which may be significant. Because the closing price of one share of either or both Funds at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment if automatically called or at maturity, as the case may be, than you would have if you had invested directly in either or both Funds.

•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

JPMorgan Structured Investments —	PS- 6

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund from its Initial Share Price to its Final Share Price.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH FUND — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Funds. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Fund such that you will be equally exposed to the risks related to each of the Funds. The performance of the Funds may not be correlated. Poor performance by either of the Funds over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND — Because the payment at maturity will be determined based on the performance of the Lesser Performing Fund, you will not benefit from the performance of the other Fund. Accordingly, if the notes are not automatically called (which means that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price by more than 30%), you will lose more than 30% of your principal amount at maturity and may lose all of your principal amount at maturity. This will be true even if the Final Share Price of the other Fund is greater than or equal to its Initial Share Price.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately

JPMorgan Structured Investments —	PS- 7

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility of the Funds;

•	the time to maturity of the notes;

•	the likelihood of an automatic call being triggered;

•	the dividend rates on the Funds and the equity securities held by the Funds;

•	the actual and expected positive or negative correlation among the Funds, or the actual or expected absence of any such correlation;

•	interest and yield rates in the market generally;

•	the occurrence of certain events relating to the Funds that may or may not require an adjustment to the Share Adjustment Factor; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments or have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities held by either Fund or included in the Underlying Index for either Fund would have.

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds, and consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — Each Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of each Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE FINANCIAL SECTOR WITH RESPECT TO THE Financial Select Sector SPDR® FUND —

JPMorgan Structured Investments —	PS- 8

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain.  Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition.  In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets.  Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses.  Securities of financial services companies may experience a dramatic decline in value when these companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector.  Insurance companies may be subject to severe price competition.  Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. These factors could affect the financial sector and could affect the value of the equity securities held by the Financial Select Sector SPDR® Fund and the price of the Financial Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•         THE Financial Select Sector SPDR® FUND RECENTLY CEASED PROVIDING EXPOSURE TO THE REAL ESTATE SECTOR —

The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index.  On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”).  In order to implement a corresponding change to its portfolio, the Financial Select Sector SPDR® Fund exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR® Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016.  As of September 19, 2016, the Financial Select Sector SPDR® Fund no longer holds real estate stocks.  The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks.  Consequently, the Financial Select Sector SPDR® Fund is less diversified, and is more concentrated in the financial sector, than it was before this change to its portfolio.

The net asset value of the shares of the Real Estate Select Sector SPDR® Fund distributed for each share of the Financial Select Sector SPDR® Fund represented approximately 18.8% of the net asset value of the Financial Select Sector SPDR® Fund as of September 16, 2016.  Accordingly, the changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund and its holdings.  These changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, the value of the notes.

•	RISKS ASSOCIATED WITH THE BANKING INDUSTRY WITH RESPECT TO THE SPDR® S&P® Regional Banking ETF — All or substantially all of the equity securities held by the SPDR® S&P® Regional Banking ETF are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities held by the SPDR® S&P® Regional Banking ETF and the price of the SPDR® S&P® Regional Banking ETF during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	VOLATILITY RISK — Greater expected volatility with respect to a Fund indicates a greater likelihood as of the Pricing Date that the Final Share Price of that Fund could be less than its Initial Share Price by more than the Contingent Buffer Amount. A Fund’s volatility, however, can change significantly over the term of the notes. The

JPMorgan Structured Investments —	PS- 9

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

price of one share of a Fund could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the call premium for each Review Date will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the call premium for each Review Date.

JPMorgan Structured Investments —	PS- 10

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

Historical Information

The following graphs show the historical weekly performance of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF from January 4, 2013 through April 6, 2018. The closing price of one share of the Financial Select Sector SPDR® Fund on April 9, 2018 was $27.32. The closing price of one share of the SPDR® S&P® Regional Banking ETF on April 9, 2018 was $59.37.

On September 19, 2016, the Financial Select Sector SPDR® Fund made a significant change to its portfolio so that it no longer holds real estate stocks. The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. The historical performance of the Financial Select Sector SPDR® Fund shown below might have been meaningfully different had the Financial Select Sector SPDR® Fund not held real estate stocks prior to September 19, 2016.

We obtained the various closing prices of the Funds above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices of one share of each Fund above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits. The historical values of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date, any Review Date or Ending Averaging Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Lesser Performing Fund?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS- 12

Review Notes Linked to the Lesser Performing of the Financial Select Sector SPDR® ETF and the SPDR® S&P® Regional Banking ETF